SCHEDULE 1

to the Management Agreement

between BNY Mellon ETF Investment Adviser, LLC and BNY Mellon ETF Trust

As consideration for the investment adviser’s services to each Fund listed below, the investment adviser will receive a fee at the rate set forth next to each Fund’s name. The investment adviser will pay all of the expenses of each Fund listed below except for the management fee payable under this Agreement, interest expenses, taxes, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with the Fund’s securities lending program, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund's business. The investment adviser will pay all acquired fund fees and expenses for each Fund listed below.

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser

BNY Mellon US Large Cap Core Equity ETF	0.00%	June 30, 2025	June 30th	Mellon Investments Corporation
BNY Mellon Core Bond ETF	0.00%	June 30, 2025	June 30th	Mellon Investments Corporation

As consideration for the investment adviser’s services to each Fund listed below, the investment adviser will receive a fee at the rate set forth next to each Fund’s name. The investment adviser will pay all of the expenses of each Fund listed below except for the management fee payable under this Agreement, payments under the Fund's 12b-1 plan (if any), interest expenses, taxes, acquired fund fees and expenses, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with the Fund’s securities lending program, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser

BNY Mellon US Mid Cap Core Equity ETF	0.04%	June 30, 2025	June 30th	Mellon Investments Corporation
BNY Mellon US Small Cap Core Equity ETF	0.04%	June 30, 2025	June 30th	Mellon Investments Corporation
BNY Mellon International Equity ETF	0.04%	June 30, 2025	June 30th	Mellon Investments Corporation
BNY Mellon Emerging Markets Equity ETF	0.11%	June 30, 2025	June 30th	Mellon Investments Corporation
BNY Mellon High Yield Beta ETF	0.22%	June 30, 2025	June 30th	Insight North America LLC
BNY Mellon Ultra Short Income ETF	0.12%	June 30, 2025	June 30th	Mellon Investments Corporation

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser
BNY Mellon Responsible Horizons Corporate Bond ETF	0.35%	June 30, 2025	June 30th	Insight North America LLC
BNY Mellon Concentrated International ETF	0.80%	June 30, 2025	June 30th	Walter Scott & Partners Limited
BNY Mellon Global Infrastructure Income ETF	0.65%	June 30, 2025	June 30th	Newton Investment Management North America, LLC
BNY Mellon Innovators ETF	0.50%	June 30 2025	June 30th	Newton Investment Management North America, LLC
BNY Mellon Women's Empowerment ETF	0.50%	June 30, 2025	June 30th	Newton Investment Management North America, LLC

As of: April 3, 2023

Revised: As of May 7, 2024